As filed with the Securities and Exchange Commission on July 10, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DECOY THERAPEUTICS INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	2834 (Primary Standard Industrial Classification Code Number)	46-5087339 (I.R.S. Employer Identification Number)

2450 Holcombe Blvd., Suite X

Houston, TX 77021

(713) 913-5608

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Frederick E. Pierce

Chief Executive Officer

Decoy Therapeutics Inc.

2450 Holcombe Blvd., Suite X

Houston, TX 77021

(713) 913-5608

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jeffrey H. Kuras, Esq.

Honigman LLP

660 Woodward Avenue, 2290 First National Building

Detroit, MI 48226

(313) 465-7000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement, as determined by the selling stockholders.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 10, 2026

PRELIMINARY PROSPECTUS

DECOY THERAPEUTICS INC.

Up to 3,766,500 Shares of Common Stock

This prospectus relates to the resale from time to time by the selling stockholders identified in this prospectus (the “selling stockholders”) of up to 3,766,500 shares of our common stock, par value $0.0001 per share (“common stock”), consisting of: (i) 592,217 shares of common stock issuable upon the exercise of pre-funded warrants (the “Pre-Funded Warrants”); (ii) 2,961,085 shares of common stock issuable upon the exercise of milestone-based Series A warrants in an amount of 592,217 shares, and Series B warrants in an amount of 1,184,434 shares and Series C warrants in an amount of 1,184,434 shares (collectively, the “Milestone Warrants”); and (iii) 213,198 shares of common stock issuable upon the exercise of warrants issued to the placement agent and its designees (the “Placement Agent Warrants” and, together with the Pre-Funded Warrants and the Milestone Warrants, the “Warrants”). We issued the Warrants in a private placement that closed on June 29, 2026, as described under “The Private Placement.”

We are not selling any securities under this prospectus and will not receive any of the proceeds from the resale of shares of common stock by the selling stockholders. We will, however, receive the proceeds of any cash exercise of the Warrants. See “Use of Proceeds.”

The selling stockholders may sell or otherwise dispose of the shares of common stock described in this prospectus in a number of different ways and at varying prices. See “Plan of Distribution.” We have agreed to pay certain expenses in connection with the registration of the shares of common stock and to indemnify the selling stockholders against certain liabilities. See “Plan of Distribution.”

We are filing the registration statement on Form S-1 of which this prospectus forms a part to fulfill our contractual obligations to the selling stockholders to provide for the resale by the selling stockholders of the shares of common stock issuable upon exercise of the Warrants. See “Selling Stockholders” beginning on page 13 of this prospectus for more information about the selling stockholders. Our registration of the securities covered by this prospectus does not mean that either we or the selling stockholders will issue, offer or sell any of the shares of common stock.

Our common stock is listed on The Nasdaq Capital Market (“Nasdaq”) under the symbol “DCOY.” On July 8, 2026, the last reported sale price of our common stock was $5.75 per share.

We are a “smaller reporting company” under the federal securities laws and have elected to comply with certain reduced public company reporting requirements. See “Prospectus Summary — Implications of Being a Smaller Reporting Company.”

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 10 of this prospectus, and under similar headings in any amendment of or supplement to this prospectus or in any other documents that are incorporated by reference into this prospectus.

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is , 2026.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we have filed with the Securities and Exchange Commission (the “SEC”), and includes exhibits that provide more detail of the matters discussed in this prospectus. You should read this prospectus, the related exhibits filed with the SEC, and the documents incorporated by reference herein before making your investment decision. You should rely only on the information provided in this prospectus and the documents incorporated by reference herein or any amendment thereto.

You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference herein or therein is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered, or securities are sold, on a later date. This prospectus contains or incorporates by reference summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents.

Neither we nor the selling stockholders have authorized anyone to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the selling stockholders are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the documents incorporated by reference herein is accurate only as of their respective dates.

Unless the context otherwise requires, references in this prospectus to the “Company,” “we,” “us,” “our,” “Decoy” and similar references refer to Decoy Therapeutics Inc. and, where appropriate, its consolidated subsidiaries. References to “Legacy Decoy” refer to Decoy Therapeutics Inc. as it existed prior to the Merger described herein, and references to “Salarius” refer to the Company when it was known as Salarius Pharmaceuticals, Inc. prior to the name change described herein.

On August 15, 2025, we filed a certificate of amendment to our amended and restated certificate of incorporation, as amended, to effect a 1-for-15 reverse stock split of our issued and outstanding common stock, which became effective on August 15, 2025 (with our common stock trading on a split-adjusted basis beginning on August 18, 2025). On March 5, 2026, we filed a certificate of amendment to our amended and restated certificate of incorporation, as amended, to effect a 1-for-12 reverse stock split of our issued and outstanding common stock, which became effective on March 6, 2026 (together with the foregoing and the 1-for-8 reverse stock split effected on June 14, 2024, the “Reverse Stock Splits”). Unless otherwise indicated, all share and per share amounts in this prospectus have been adjusted to give retroactive effect to the Reverse Stock Splits.

PROSPECTUS SUMMARY

This summary highlights selected information appearing elsewhere in, or incorporated by reference into, this prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in our common stock. You should carefully read this entire prospectus, including the information under “Risk Factors” and the financial statements and related notes and other information that we incorporate by reference herein, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, before making an investment decision.

Overview

We are a pre-clinical stage biotechnology company focused on advancing our pipeline of peptide conjugate therapeutics engineered through our proprietary IMP3ACT™ platform. Our IMP3ACT™ platform represents a paradigm shift in peptide conjugate drug discovery and manufacturing, leveraging machine learning (“ML”) and artificial intelligence (“AI”) tools alongside high-speed synthesis techniques to rapidly engineer, optimize and manufacture peptide conjugates that target serious unmet medical needs. Utilizing our novel IMP3ACT™ platform, we aim to build a robust portfolio of novel peptide conjugate therapeutics, initially focusing on infectious diseases and oncology. The Decoy IMP³ACT platform is generating a pipeline of Designable Multi-Antivirals (“D-MAV”) candidates across respiratory viruses, and our portfolio also includes two legacy small molecule clinical candidates: SP-3164, a targeted protein degrader, and seclidemstat (“SP-2577”), a targeted protein inhibitor. We have no products approved for commercial sale and have not generated any revenue from product sales.

The Merger and Name Change

Prior to January 8, 2026, we were known as Salarius Pharmaceuticals, Inc. On November 12, 2025, pursuant to an Agreement and Plan of Merger dated January 10, 2025, as amended (the “Merger Agreement”), a wholly owned subsidiary of Salarius merged with and into Legacy Decoy, with Legacy Decoy surviving and becoming a wholly owned subsidiary of the Company (the “Merger”). In connection with the Merger, we issued 877.709 shares of Series A Non-Voting Convertible Preferred Stock (the “Series A Preferred Stock”) and 796.306 shares of Series B Non-Voting Convertible Preferred Stock (the “Series B Preferred Stock”) to former Legacy Decoy stockholders and debtholders. The shares of Series A Preferred Stock and Series B Preferred Stock are not convertible into common stock until our stockholders approve such conversion in accordance with Nasdaq Rule 5635 and we satisfy the Nasdaq initial listing requirements applicable to the combined company. On January 8, 2026, we filed a certificate of amendment to change our corporate name to “Decoy Therapeutics Inc.,” and our common stock, which had traded under the symbol “SLRX,” began trading under the symbol “DCOY.”

The Private Placement

On June 26, 2026, we entered into a securities purchase agreement (the “Securities Purchase Agreement”) with a single healthcare-focused institutional and accredited investor (the “Purchaser”) for a private investment in public equity financing (the “Private Placement”), which closed on June 29, 2026 and resulted in approximately $3.5 million in upfront gross proceeds to us, before deducting placement agent fees and other offering expenses. At the closing, the Purchaser elected to purchase Pre-Funded Warrants in lieu of shares of common stock, and we issued Pre-Funded Warrants to purchase 592,217 shares of common stock, together with accompanying Milestone Warrants to purchase up to an aggregate of 2,961,085 shares of common stock. Curvature Securities, LLC acted as the sole placement agent for the Private Placement, and we issued Placement Agent Warrants to purchase an aggregate of 213,198 shares of common stock to Curvature Securities, LLC and its designee. We agreed to register the resale of the shares of common stock issuable upon exercise of the Warrants, and the registration statement of which this prospectus forms a part is being filed in part to satisfy that obligation. See “The Private Placement.”

Corporate Information

We were incorporated in Delaware in February 2014 as Flex Pharma, Inc. In July 2019, our predecessor merged with Salarius Pharmaceuticals, LLC and we changed our name to Salarius Pharmaceuticals, Inc., and effective January 8, 2026, we changed our name to Decoy Therapeutics Inc. Our principal executive offices are located at 2450 Holcombe Blvd., Suite X, Houston, TX 77021, and our telephone number is (713) 913-5608. Our website address is www.decoytx.com. Information on, or accessible through, our website is not part of this prospectus.

Implications of Being a Smaller Reporting Company

We are a “smaller reporting company” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We may take advantage of certain scaled disclosure requirements available to smaller reporting companies, including presenting only two years of audited financial statements and reduced executive compensation disclosure. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our common stock held by non-affiliates is $250 million or more measured as of the last business day of our most recently completed second fiscal quarter, or (ii) our annual revenue is $100 million or more during the most recently completed fiscal year and the market value of our common stock held by non-affiliates is $700 million or more measured as of the last business day of our most recently completed second fiscal quarter.

THE OFFERING

Common stock offered by the selling stockholders

Up to 3,766,500 shares of common stock, consisting of (i) 592,217 shares issuable upon exercise of the Pre-Funded Warrants, (ii) 2,961,085 shares issuable upon exercise of the Milestone Warrants and (iii) 213,198 shares issuable upon exercise of the Placement Agent Warrants.

Common stock outstanding prior to this offering	531,968 shares of common stock outstanding as of June 9, 2026.
Common stock outstanding after this offering	Up to 4,298,468 shares of common stock, assuming the exercise in full of all of the Warrants and the issuance and resale of all 3,766,500 shares offered hereby.
Use of proceeds

We will not receive any proceeds from the resale of shares by the selling stockholders. We will receive the proceeds of any cash exercise of the Warrants, which we intend to use, for working capital and general corporate purposes. See “Use of Proceeds.”

Terms of the Pre-Funded Warrants

Each Pre-Funded Warrant has an exercise price of $0.0001 per share, is immediately exercisable and may be exercised at any time until exercised in full, subject to the beneficial ownership limitation described below. See “The Private Placement.”

Terms of the Milestone Warrants

The Milestone Warrants become exercisable only upon the receipt of stockholder approval of the issuance of the underlying shares under applicable Nasdaq rules and expire on the on the earlier of (i) the 90th day following the occurrence of the applicable milestone event and (ii) June 26, 2031. There can be no assurance that any Milestone Warrant will become exercisable. See “The Private Placement” and “Risk Factors.”

Terms of the Placement Agent Warrants

The Placement Agent Warrants have an exercise price of $7.3875 per share, become exercisable six months after the date of issuance and expire on June 26, 2031, subject to the beneficial ownership limitation described below. See “The Private Placement.”

Beneficial ownership limitation

The Pre-Funded Warrants may not be exercised to the extent that, after giving effect to the exercise, the holder, together with its affiliates and attribution parties, would beneficially own more than 9.99% of our outstanding common stock. The Milestone Warrants and the Placement Agent Warrants are subject to a corresponding limitation of 4.99% or 9.99%, as applicable, which the holder may adjust upon 61 days’ prior notice to us, subject to the maximum percentage set forth in the applicable Warrant.

Risk factors	Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 10.
Nasdaq Capital Market symbol	“DCOY”

The number of shares of common stock to be outstanding after this offering is based on 531,968 shares of common stock outstanding as of June 9, 2026, and excludes 390,604 shares issuable upon conversion of our outstanding Series A Preferred Stock and Series B Preferred Stock (which conversion remains subject to stockholder approval under Nasdaq Listing Rule 5635 and satisfaction of the applicable Nasdaq initial listing requirements), and shares of common stock issuable upon the exercise of our other outstanding warrants and options.

Except as otherwise indicated, the number of shares of our common stock to be outstanding after this offering is based on 531,968 shares of common stock outstanding as of June 9, 2026, and does not give effect to the conversion of our outstanding Series A Non-Voting Convertible Preferred Stock or Series B Non-Voting Convertible Preferred Stock, which are not convertible into common stock unless and until our stockholders approve such conversion in accordance with Nasdaq Listing Rule 5635 and the Company satisfies the applicable Nasdaq initial listing requirements. As of June 9, 2026, the issued and reserved shares of Series A Preferred Stock and Series B Preferred Stock would, upon such approval, be convertible into an aggregate of 390,604 shares of common stock. The number of shares of common stock to be outstanding after this offering excludes:

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the 390,604 shares of common stock issuable upon conversion of our outstanding Series A Preferred Stock and Series B Preferred Stock issued, which conversion remains subject to stockholder approval under Nasdaq Listing Rule 5635 and satisfaction of the applicable Nasdaq initial listing requirements;
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932,991 shares of common stock issuable upon the exercise of warrants outstanding as of March 31, 2026 (which do not include the Warrants issued in the Private Placement), at a weighted-average exercise price of $26.06 per share;
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13,723 shares of common stock issuable upon the exercise of stock options outstanding under our equity incentive plans as of March 31, 2026, at a weighted-average exercise price of $480.70 per share;
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91,667 shares of common stock reserved for future issuance under our 2026 Equity Incentive Plan.

Except as otherwise noted, the share figures above are presented as of the dates indicated and after giving effect to the 1-for-12 reverse stock split effected on March 6, 2026. Unless otherwise indicated, this prospectus assumes no conversion of the preferred stock and no exercise of outstanding warrants or options.

RISK FACTORS

Investing in our common stock involves a high degree of risk. Before making an investment decision, you should carefully consider the risks described below, together with the risk factors described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, each of which is incorporated by reference herein, as well as the other information contained in or incorporated by reference into this prospectus. The risk factors set forth below are limited to those arising primarily from this offering and the Private Placement and supplement, and should be read together with, the risk factors incorporated by reference herein; they do not purport to be a complete statement of all risks relevant to an investment in our common stock. If any of these risks actually occur, our business, financial condition, results of operations and prospects could be materially and adversely affected, the trading price of our common stock could decline, and you could lose all or part of your investment.

Risks Related to Our Liquidity and Capital Needs

Our financial condition raises substantial doubt about our ability to continue as a going concern.

We have incurred recurring losses from operations since inception and have not generated any revenue from product sales. Our independent registered public accounting firm and management have concluded that there is substantial doubt about our ability to continue as a going concern, and the report of our independent registered public accounting firm on our consolidated financial statements for the year ended December 31, 2025 includes an explanatory paragraph to that effect. We believe our existing cash and cash equivalents will be sufficient to fund our operations only into late 2026. If we are unable to obtain additional capital in the near term, we may be forced to delay, reduce or eliminate some or all of our development programs, or cease operations, in which case you could lose all or part of your investment.

The cash proceeds we may receive upon exercise of the Warrants are uncertain and may never be realized.

We will not receive any proceeds from the resale of the shares of common stock by the selling stockholders. We may receive proceeds from the cash exercise of the Warrants, but the Pre-Funded Warrants, the Milestone Warrants and the Placement Agent Warrants may be exercised on a cashless basis in the circumstances specified in the applicable Warrant, in which case we would receive no cash proceeds, and the Milestone Warrants may never become exercisable. Accordingly, the amount of cash, if any, ultimately available to fund our operations from exercises of the Warrants is uncertain.

Risks Related to This Offering and the Private Placement

The number of shares being registered for resale is significant in relation to our outstanding common stock, and resales may cause the market price of our common stock to decline.

This prospectus covers the resale of up to 3,766,500 shares of common stock, which substantially exceeds the 531,968 shares of common stock outstanding as of June 9, 2026. The resale of all or a substantial portion of these shares in the public market, or the perception that these resales may occur, could cause the market price of our common stock to decline significantly and could impair our ability to raise capital through the sale of additional equity securities.

We are required to obtain stockholder approval before the Milestone Warrants may be exercised, and we may be unable to obtain that approval.

Under applicable Nasdaq listing rules, we are required to obtain stockholder approval before the shares of common stock issuable upon exercise of the Milestone Warrants may be issued. If our stockholders do not approve the issuance, the Milestone Warrants will not become exercisable, and we may be required to call additional stockholder meetings, resulting in additional expense and management attention.

Future resales or issuances of our common stock, or the perception that such sales may occur, may cause the market price of our common stock to decline.

In addition to the shares offered hereby, we have a significant number of shares of common stock issuable upon the conversion of our outstanding Series A Preferred Stock and Series B Preferred Stock (subject to stockholder approval) and upon the exercise of other outstanding warrants and options. The issuance and subsequent resale of these shares, or the perception that such sales may occur, could depress the market price of our common stock and impair our ability to raise capital.

Risks Related to Nasdaq Listing

Our common stock may be delisted from Nasdaq, which would adversely affect the liquidity and market price of our common stock.

We have a history of non-compliance with Nasdaq continued listing requirements, including the minimum bid price requirement and the stockholders’ equity requirement, and we remain subject to a mandatory panel monitor through March 31, 2027 (the “Mandatory Panel Monitor”). If we again fail to comply with Nasdaq’s continued listing requirements, Nasdaq may take expedited delisting action, and our common stock could be delisted, which would adversely affect the liquidity and market price of our common stock and our ability to raise capital.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical fact are forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” “seek,” “target” or the negative of these terms or other comparable terminology. These forward-looking statements include, among others, statements about:

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our ability to continue as a going concern and to support our operations;
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our expectations regarding the timing, likelihood and expected benefits of, and the potential value created by, the recently completed Merger with Legacy Decoy, and the execution of our related integration plans;
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our ability to maintain the listing of our common stock on Nasdaq, including specifically our ability to continue to comply with the minimum $2.5 million stockholders’ equity requirement and the conditions of the Mandatory Panel Monitor, and the effect of any noncompliance on the liquidity and trading of our common stock;
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whether and when the milestone events applicable to the Milestone Warrants will be achieved, and whether we will obtain the stockholder approval required for the Milestone Warrants to become exercisable;
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our ability to successfully manage our cash and cash equivalents and any anticipated proceeds from financing transactions;
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our ability to acquire sufficient sources of funding if and when needed, and on acceptable terms;
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the plans, strategies and objectives of management for future operations, including the execution of our integration plans and the anticipated timing of filings and of the commencement of preclinical studies or clinical trials of our current and future product candidates, including the timing of our planned regulatory communications, submissions and approvals and the release of data from such studies or trials;
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our financial performance, and our estimates and expectations as to expenses, ongoing losses, future revenue, cash flow, capital requirements and our need for, or ability to obtain, additional funding before we can expect to generate any revenue from product sales;
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our belief regarding the sufficiency of our cash resources, and our liquidity position and the expected sufficiency of that position for our anticipated operating and capital requirements;
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our plans to develop and commercialize our product candidates, including planned preclinical, clinical, regulatory, commercialization and manufacturing activities, and our expectations regarding the scope of any approved indication for any product candidate, if approved;
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our use of artificial intelligence and machine learning to identify and develop current and future product candidates, and the risks associated with the use of such technologies;
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the attraction and retention of highly qualified personnel;
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our ability to protect and enhance our products and intellectual property;
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developments and projections relating to our competitors and our industry, and future regulatory, judicial and legislative changes affecting our industry;

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our relationships and actions with third parties; and
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our anticipated use of the net proceeds, if any, that we may receive upon the exercise of the Warrants.

The forward-looking statements in this prospectus and the documents incorporated by reference herein are subject to known and unknown risks, uncertainties and assumptions, including those described under “Risk Factors” in this prospectus and the risks set forth under Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, as supplemented by Part II, Item 1A of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, each of which is incorporated by reference herein, and the other documents incorporated by reference herein, that could cause our actual results to differ materially from those expressed or implied by these forward-looking statements. These forward-looking statements speak only as of the date of this prospectus or, in the case of forward-looking statements contained in any document incorporated by reference herein, as of the date of that document. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

This prospectus relates to the resale of shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any proceeds from the resale of shares of common stock by the selling stockholders.

We will receive proceeds from any exercise of the Warrants for cash. If all of the Warrants were exercised for cash in full, we would receive aggregate gross proceeds of approximately $19.1 million, consisting of approximately $59 from the exercise of the Pre-Funded Warrants (at an exercise price of $0.0001 per share), approximately $17.5 million from the exercise of the Milestone Warrants (at an exercise price of $5.91 per share) and approximately $1.6 million from the exercise of the Placement Agent Warrants (at an exercise price of $7.3875 per share). We cannot predict when or whether any Warrants will be exercised, and the Warrants may be exercised on a cashless basis under the circumstances specified in the applicable Warrant, in which case we would not receive any cash proceeds upon exercise. The Milestone Warrants may never become exercisable. We intend to use any net proceeds we receive from the cash exercise of the Warrants for working capital and general corporate purposes.

MARKET Information, Determination of Offering Price AND DIVIDEND INFORMATION

Market Price and Determination of Offering Price

Our common stock is listed on the Nasdaq Capital Market under the symbol “DCOY.” Prior to January 8, 2026, our common stock traded on Nasdaq under the symbol “SLRX.”

On July 8, 2026, the last reported sale price of our common stock on Nasdaq was $5.75 per share.

The selling stockholders will determine at what price(s) they may sell the shares of common stock, and such sales may be made at prevailing market prices, or at privately negotiated prices.

Holders

As of March 19, 2026, we had approximately 16 holders of record of our common stock. Because many of our shares of common stock are held by brokers and other institutions on behalf of stockholders, this number is not representative of the number of beneficial holders of our common stock or the total number of stockholders.

Dividend Policy

We have never declared or paid any cash dividends on our common stock and do not anticipate paying any cash dividends in the foreseeable future. We currently intend to retain all available funds and any future earnings, if any, to fund the development and growth of our business. Any future determination to declare and pay cash dividends, if any, will be made at the discretion of our board of directors and will depend on a number of factors, including our financial condition, results of operations, capital requirements, contractual restrictions, general business conditions and other factors that our board of directors deems relevant.

THE PRIVATE PLACEMENT

Overview

On June 26, 2026, we entered into the Securities Purchase Agreement with the Purchaser for the Private Placement, which closed on June 29, 2026. At the closing, we agreed to issue and sell to the Purchaser, at a purchase price of $5.91 per share, an aggregate of 592,217 shares of common stock or, at the Purchaser’s election to the extent its purchase would otherwise cause it to exceed the beneficial ownership limitation, Pre-Funded Warrants in lieu thereof. The Purchaser elected to purchase Pre-Funded Warrants in lieu of shares of common stock, and accordingly we issued Pre-Funded Warrants to purchase 592,217 shares of common stock and did not issue any shares of common stock at the closing. The Private Placement resulted in approximately $3.5 million in aggregate gross proceeds to us, before deducting placement agent fees and other offering expenses.

Pre-Funded Warrants

Each Pre-Funded Warrant has an exercise price of $0.0001 per share, is immediately exercisable and may be exercised at any time until exercised in full, subject to the beneficial ownership limitation described below. The Pre-Funded Warrants may be exercised on a cashless basis.

Milestone Warrants

Together with the Pre-Funded Warrants, we issued to the Purchaser accompanying milestone-based Series A warrants to purchase 592,217 shares of common stock, Series B warrants to purchase 1,184,434 shares of common stock and Series C warrants to purchase 1,184,434 shares of common stock. Each Milestone Warrant has an exercise price of $5.91 per share, becomes exercisable upon stockholder approval, and expires on the earlier of (i) the 90th day following the occurrence of the applicable milestone event and (ii) June 26, 2031. The milestone event applicable to the Series A warrants is the later of the date of stockholder approval and the date of filing of a clinical trial application in the European Economic Area to commence a Phase 1 clinical trial; the milestone event applicable to the Series B warrants is the later of the date of stockholder approval and the date of the Company’s provision of notice to the holder of its receipt of formal written approval from the United Kingdom Medicines and Healthcare products Regulatory Agency to conduct a Phase 2a human challenge trial; and the milestone event applicable to the Series C warrants is the later of the date of stockholder approval and the date of the Company’s public announcement that the Phase 2a human challenge trial met its primary endpoint. If fully exercised for cash, the Milestone Warrants would result in additional aggregate gross proceeds of approximately $17.5 million.

Placement Agent Warrants

Curvature Securities, LLC acted as the sole placement agent for the Private Placement (the “Placement Agent”) pursuant to a placement agency agreement, dated as of June 26, 2026, between us and the Placement Agent (the “Placement Agency Agreement”). As compensation, we agreed to pay the Placement Agent a cash fee and to issue Placement Agent Warrants to purchase an aggregate of 213,198 shares of common stock to the Placement Agent and its designee, consisting of a warrant to purchase 117,259 shares of common stock issued to Curvature Securities, LLC and a warrant to purchase 95,939 shares of common stock issued to its designee. The Placement Agent Warrants have an exercise price of $7.3875 per share (125% of the per share purchase price in the Private Placement), become exercisable six months after the date of issuance, and expire on June 26, 2031, five years after the commencement of sales in the Private Placement. The Placement Agent Warrants and the shares issuable upon their exercise are subject to a 180-day lock-up and the other transfer restrictions set forth in FINRA Rule 5110.

Beneficial Ownership Limitation

The Pre-Funded Warrants may not be exercised to the extent that, after giving effect to the exercise, the holder, together with its affiliates and attribution parties, would beneficially own more than 9.99% of our outstanding common stock. The Milestone Warrants and the Placement Agent Warrants are subject to a corresponding limitation of 4.99% or 9.99%, as applicable, which the holder may adjust upon 61 days’ prior notice to us, subject to the maximum percentage set forth in the applicable Warrant.

Registration Rights Agreement

In connection with the Private Placement, we also entered into a registration rights agreement, dated as of June 26, 2026, with the Purchaser (the “Registration Rights Agreement”), pursuant to which we agreed to file a registration statement with the SEC covering the resale of the shares of common stock issuable upon exercise of the Pre-Funded Warrants and the Milestone Warrants no later than the 15th calendar day following the date of the Registration Rights Agreement, and to use commercially reasonable efforts to have such registration statement declared effective no later than the 45th calendar day following the date of the Registration Rights Agreement (or the 60th calendar day following such date in the event of a “limited review” by the SEC, or the 90th calendar day following such date in the event of a “full review” by the SEC), subject to specified liquidated damages (generally 1.5% of the Purchaser’s subscription amount upon each triggering event and monthly until cured, capped at 10.5% in the aggregate) for failure to meet those deadlines. The registration statement of which this prospectus forms a part is being filed in part to satisfy our obligations under the Registration Rights Agreement.

The foregoing summaries of the Securities Purchase Agreement, the Warrants, the Placement Agency Agreement and the Registration Rights Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of each such document, copies of which are filed as exhibits to, or incorporated by reference into, the registration statement of which this prospectus forms a part.

SELLING STOCKHOLDERS

This prospectus relates to the possible resale from time to time by the selling stockholders of up to 3,766,500 shares of common stock issuable upon exercise of the Warrants issued in the Private Placement. For additional information regarding the issuance of the Warrants, see “The Private Placement” above. We are registering the shares of common stock in order to permit the selling stockholders to offer the shares for resale from time to time.

Except for the transactions contemplated by the Securities Purchase Agreement, the Warrants, the Placement Agency Agreement and the Registration Rights Agreement, and except as set forth below or in the documents incorporated by reference herein, the selling stockholders have not had any material relationship with us within the past three years. Ladenburg Thalmann & Co. Inc. acted as the sole book-running manager for our underwritten public offering that closed on November 12, 2025, and received 95,939 Placement Agent Warrants offered hereby, as a designee of the Placement Agent, in consideration for the waiver of its right of first refusal with respect to the transaction with Curvature Securities, LLC. Curvature Securities, LLC acted as the sole placement agent for the Private Placement, for which it received cash fees on behalf of itself and its designee, Ladenburg Thalmann & Co. Inc., and 117,259 Placement Agent Warrants offered hereby.

The table below presents information regarding the selling stockholders and the shares of common stock that they may offer from time to time under this prospectus. The number of shares in the column “Shares Beneficially Owned Prior to Offering” assumes the exercise in full of all Warrants held by each selling stockholder as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, without regard to any limitations on exercise. The number of shares in the column “Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus” represents all of the shares of common stock that each selling stockholder may offer under this prospectus, without giving effect to the beneficial ownership limitations contained in the Warrants. The percentage of beneficial ownership is based on 531,968 shares of common stock outstanding as of June 9, 2026.

In accordance with the terms of a registration rights agreement with the selling stockholders, this prospectus generally covers the resale of the sum of (i) the number of shares of common stock issued to the selling stockholders in the “Private Placement” described above and (ii) the maximum number of shares of common stock issuable upon exercise of the related warrants, determined as if the outstanding warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the registration right agreement, without regard to any limitations on the exercise of the warrants. The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

Under the terms of the Warrants, a selling stockholder may not exercise the Warrants to the extent such exercise would cause such selling stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of common stock which would exceed 4.99% or 9.99%, as applicable, of our then outstanding common stock following such exercise, excluding for purposes of such determination shares of common stock issuable upon exercise of such Warrants which have not been exercised. The number of shares in the columns below does not reflect this limitation. The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Stockholder	Shares Beneficially Owned Prior to Offering(1)	% Prior to Offering(2)	Maximum Shares Offered Hereby	Number of Shares of Common Stock Owned After Offering
				Number(2)	Percent(2)
Armistice Capital Master Fund Ltd.(3)	3,553,302	87.0%	3,553,302	—	—
Curvature Securities, LLC(4)	35,178	6.2%	35,178	—	—
Joseph Haughton(5)	46,904	8.1%	46,904	—	—
Thomas Mercurio(5)	11,726	2.2%	11,726	—	—
Julian Martino (5)	8,795	1.6%	8,795	—	—
John Karr(5)	8,794	1.6%	8,794	—	—
Dante Gentile (5)	2,931	*	2,931	—	—
Andrew Johnson(5)	2,931	*	2,931	—	—
Ladenburg Thalmann & Co. Inc.(6)	95,939	15.3%	95,939	—	—
TOTAL	3,766,500		3,766,500	—	—

* Less than 1.0%

(1) Represents the shares of common stock issuable upon exercise of the Warrants held by each selling stockholder, without giving effect to the beneficial ownership limitations contained in the Warrants. The Milestone Warrants are not exercisable unless and until the applicable milestone events are satisfied and we obtain the stockholder approval described under “The Private Placement,” and the Placement Agent Warrants become exercisable six months after issuance; as a result, the shares shown may not be issuable within 60 days and may overstate the number of shares a selling stockholder has the right to acquire.

(2) Assumes the sale of all shares of common stock offered hereby. Percentages are based on 531,968 shares of common stock outstanding as of June 9, 2026 and, for each selling stockholder, treat as outstanding the shares of common stock issuable upon exercise of the Warrants held by that selling stockholder (but not Warrants held by any other selling stockholder), in each case assuming exercise in full and without giving effect to the beneficial ownership limitations contained in the Warrants or the conditions to the exercisability of the Milestone Warrants and the Placement Agent Warrants. Beneficial ownership determined in accordance with Rule 13d-3 under the Exchange Act, which gives effect to those limitations and conditions, would be substantially lower. See footnotes (1) and (3).

(3) Consists of shares of common stock issuable upon exercise of the Pre-Funded Warrants and the Milestone Warrants directly held by Armistice Capital Master Fund Ltd., a Cayman Islands exempted company (the “Master Fund”), and may be deemed to be beneficially owned by: (i) Armistice Capital, LLC (“Armistice Capital”), as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. The Warrants are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts the selling stockholder from exercising that portion of the Warrants that would result in the selling stockholder and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation. The address of Armistice Capital Master Fund Ltd. is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022.

(4) Consists of shares of common stock issuable upon exercise of the Placement Agent Warrant held by Curvature Securities, LLC, which acted as the sole placement agent for the Private Placement. Curvature Securities, LLC is a registered broker-dealer. Curvature Securities, LLC has sole voting and dispositive power over the securities held by it, and its registered address is 39 Main Street, Chatham, New Jersey 07928.

(5) Consists of shares of common stock issuable upon exercise of the Placement Agent Warrants. Each of Messrs. Haughton, Mercurio, Martino, Karr, Gentile and Johnson was issued the Placement Agent Warrants as a designee of the Placement Agent in connection with the Private Placement described below. Each of Messrs. Haughton, Mercurio, Martino, Karr, Gentile and Johnson are affiliated with Curvature Securities, LLC, a registered broker-dealer with a registered address of 39 Main Street, Chatham, New Jersey 07928, and, as a designee of the Placement Agent, received the Placement Agent Warrants as compensation in the transaction described above under the caption “Private Placement.” Each of Messrs. Haughton, Mercurio, Martino, Karr, Gentile and Johnson acquired the Placement Agent Warrants in the ordinary course of business and, at the time the Placement Agent Warrants were acquired, such individuals had no agreement or understanding, directly or indirectly, with any person to distribute such securities. Each of Messrs. Haughton, Mercurio, Martino, Karr, Gentile and Johnson has sole voting and dispositive power over the securities held.

(6) Consists of shares of common stock issuable upon exercise of the Placement Agent Warrant held by Ladenburg Thalmann & Co. Inc., as designee of the Placement Agent. Ladenburg Thalmann & Co. Inc. is a registered broker-dealer. Ladenburg Thalmann & Co. Inc. has sole voting and dispositive power over the securities held by it, and its registered address is 640 Fifth Avenue, 4th Floor, New York, NY 10019.

PLAN OF DISTRIBUTION

Each selling stockholder of the securities covered by this prospectus and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on Nasdaq or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling securities:

•
ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•
block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•
purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•
an exchange distribution in accordance with the rules of the applicable exchange;
•
privately negotiated transactions;
•
settlement of short sales;
•
in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such securities at a stipulated price per security;
•
through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•
a combination of any such methods of sale; or
•
any other method permitted pursuant to applicable law.

The selling stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the selling stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information requirement under Rule 144 under the Securities Act or any other rule of similar effect or (ii) the date on which all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The securities covered hereby will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the securities by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

Our common stock is currently listed on The Nasdaq Capital Market under the symbol “DCOY.”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Our discussion and analysis of financial condition and results of operations is incorporated by reference from Part II, Item 7 of the Company’s Annual Report on Form 10-K, as filed with the SEC on March 31, 2026, as amended by Amendment No. 1 on Form 10-K/A, filed with the SEC on April 30, 2026 (see “Incorporation of Certain Information by Reference”).

BUSINESS

The description of our business is incorporated by reference from Part I, Item 1 of the Company’s Annual Report on Form 10-K, as filed with the SEC on March 31, 2026, as amended by Amendment No. 1 on Form 10-K/A, filed with the SEC on April 30, 2026 (see “Incorporation of Certain Information by Reference”).

DESCRIPTION OF CAPITAL STOCK

The selling stockholders are offering for resale up to an aggregate of 3,766,500 shares of our common stock. The terms of our common stock are contained in our amended and restated certificate of incorporation, as amended (the “Amended and Restated Certificate of Incorporation”), and our second amended and restated bylaws, each as filed or incorporated by reference as exhibits to our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, as amended. For a description of our common stock, see Exhibit 4.9—Description of The Company’s Securities Registered Under Section 12 of the Securities Exchange Act of 1934, As Amended, to our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on March 31, 2026, as amended by Amendment No. 1 on Form 10-K/A filed with the SEC on April 30, 2026.

Our Amended and Restated Certificate of Incorporation, as amended, authorizes the issuance of up to 100,000,000 shares of common stock, par value $0.0001 per share, and up to 10,000,000 shares of preferred stock, par value $0.0001 per share, of which we have designated (i) 877.709 shares of Series A Preferred Stock, 877.709 of which are issued and outstanding as of March 31, 2026; and (ii) 796.306 of our shares of Series B Preferred Stock, 796.306 of which are issued and outstanding as of March 31, 2026. As of June 9, 2026, we had 531,968 shares of common stock outstanding. The Series A Preferred Stock and Series B Preferred Stock are not convertible into common stock until our stockholders approve such conversion in accordance with Nasdaq Listing Rule 5635 and we satisfy the applicable Nasdaq initial listing requirements. Our board of directors may establish the rights and preferences of any additional series of preferred stock from time to time.

DIRECTORS, EXECUTIVE OFFICERS, AND CORPORATE GOVERNANCE

The description of our directors, executive officers and corporate governance is incorporated by reference from Part III, Item 10 of the Company’s Annual Report on Form 10-K, as filed with the SEC on March 31, 2026, as amended by Amendment No. 1 on Form 10-K/A, filed with the SEC on April 30, 2026 (see “Incorporation of Certain Information by Reference”).

EXECUTIVE COMPENSATION

The description of our executive compensation is incorporated by reference from Part III, Item 11 of the Company’s Annual Report on Form 10-K, as filed with the SEC on March 31, 2026, as amended by Amendment No. 1 on Form 10-K/A, filed with the SEC on April 30, 2026 (see “Incorporation of Certain Information by Reference”).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The description of the security ownership of certain beneficial owners and management and related stockholder matters is incorporated by reference from Part III, Item 12 of the Company’s Annual Report on Form 10-K, as filed with the SEC on March 31, 2026, as amended by Amendment No. 1 on Form 10-K/A, filed with the SEC on April 30, 2026 (see “Incorporation of Certain Information by Reference”).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

The description of certain relationships and related transactions and director independence is incorporated by reference from Part III, Item 13 of the Company’s Annual Report on Form 10-K, as filed with the SEC on March 31, 2026, as amended by Amendment No. 1 on Form 10-K/A, filed with the SEC on April 30, 2026 (see “Incorporation of Certain Information by Reference”).

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus will be passed upon for us by Honigman LLP.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2025, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company's ability to continue as a going concern as described in Note 1 to the consolidated financial statements), which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. We also maintain a website at www.decoytx.com. Information on, or accessible through, our website is not part of this prospectus. We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and its exhibits and schedules. For further information, we refer you to the registration statement and its exhibits and schedules.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information in other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information furnished and not filed) after the date of the initial registration statement and prior to effectiveness, and after the date of this prospectus and prior to the termination of the offering:

•
our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on March 31, 2026, as amended by Amendment No. 1 on Form 10-K/A filed with the SEC on April 30, 2026;
•
our Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, filed with the SEC on May 8, 2026;
•
our Current Reports on Form 8-K and Form 8-K/A (other than portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits accompanying such reports that relate to such items) filed with the SEC on January 2, 2026, January 2, 2026, January 8, 2026, February 25, 2026, March 5, 2026, April 2, 2026, May 19, 2026, and June 29, 2026.
•
the description of our common stock contained in our Registration Statement on Form 8-A filed on January 23, 2015, as updated by Exhibit 4.9 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, including any amendments or reports filed for the purpose of updating such description.

For the purposes of this registration statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

We will provide, without charge, to each person to whom a copy of this prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference into this prospectus (other than exhibits, unless those exhibits are specifically incorporated by reference). Requests should be directed to Decoy Therapeutics Inc., 2450 Holcombe Blvd., Suite X, Houston, TX 77021, Attn: Corporate Secretary, (713) 913-5608.

Up to 3,766,500 Shares of Common Stock

Preliminary Prospectus

, 2026

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the fees and expenses in connection with the issuance and distribution of the securities being registered (other than underwriting discount and commissions). Except for the SEC registration fee, all amounts are estimates.

SEC registration fee	$3,854
Legal fees and expenses	$30,000
Accounting fees and expenses	$12,500
Miscellaneous expenses	$5,000
Total	$51,254

Item 14. Indemnification of Directors and Officers

Section 102 of the Delaware General Corporation Law (the “DGCL”) permits a corporation to eliminate the personal liability of its directors or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Registrant’s Amended and Restated Certificate of Incorporation provides that no director shall be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the Court of Chancery or such other court shall deem proper.

The Registrant’s Amended and Restated Certificate of Incorporation provides that the Registrant will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant), by reason of the fact that he or she is or was, or has agreed to become, the Registrant's director or officer, or is or was serving, or has agreed to serve, at the Registrant's request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an Indemnitee), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom if such indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the Registrant's best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful.

The Registrant’s Amended and Restated Certificate of Incorporation also provides that the Registrant will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of the Registrant to procure a judgment in the Registrant’s favor by reason of the fact that the Indemnitee is or was, or has agreed to become, the Registrant’s director or officer, or is or was serving, or has agreed to serve, at the Registrant’s request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the Registrant's best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by the Registrant against all expenses (including attorneys' fees) actually and reasonably incurred by him or her or on his or her behalf in connection therewith. If the Registrant does not assume the defense, expenses must be advanced to an Indemnitee under certain circumstances.

The Registrant maintains a general liability insurance policy that covers certain liabilities of the Registrant's directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

Insofar as the foregoing provisions permit indemnification of directors, executive officers, or persons controlling the Registrant for liability arising under the Securities Act, the Registrant has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities

The following sets forth information regarding all securities sold or issued by the Registrant within the past three years that were not registered under the Securities Act. Unless otherwise indicated, the offers, sales and issuances described below were made in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act, and/or Regulation D promulgated thereunder, as transactions by an issuer not involving any public offering, and no underwriting discounts or commissions were paid in connection therewith. Share and per share amounts give effect to the Reverse Stock Splits, except as noted.

On November 12, 2025, in connection with the closing of the Merger, the Registrant issued 877.709 shares of Series A Non-Voting Convertible Preferred Stock and 796.306 shares of Series B Non-Voting Convertible Preferred Stock to former stockholders and debtholders of Legacy Decoy as merger consideration, and reserved 45.098 shares of Series A Preferred Stock for assumed in-the-money options and warrants of Legacy Decoy. These securities were issued in reliance on Section 4(a)(2) of the Securities Act and Regulation D thereunder.

The Registrant issued and sold to C/M Capital Master Fund, LP an aggregate of 37,035 Purchase Shares and 370 related Commitment Shares (in each case as adjusted for the Reverse Stock Splits), at a weighted-average price of approximately $128.76 per share, for aggregate gross proceeds of approximately $4.8 million through June 9, 2026, in private placements under the Purchase Agreement in reliance on Section 4(a)(2) of the Securities Act. The Commitment Shares were issued as consideration for C/M Capital Master Fund, LP’s execution and delivery of the Purchase Agreement, in an amount equal to 1% of the Purchase Shares sold.

On November 12, 2025, in connection with the Registrant’s November 2025 underwritten public offering, the Registrant issued to the representative of the underwriter warrants to purchase up to 22,361 shares of common stock at an exercise price of $27.90 per share. These warrants were issued in reliance on Section 4(a)(2) of the Securities Act.

On June 29, 2026, pursuant to a securities purchase agreement dated June 26, 2026, the Registrant issued to an institutional investor, in a private placement, (i) pre-funded warrants to purchase up to 592,217 shares of common stock at an exercise price of $0.0001 per share and (ii) milestone-based Series A, Series B and Series C common warrants to purchase up to an aggregate of 2,961,085 shares of common stock at an exercise price of $5.91 per share, for aggregate gross proceeds at the closing of approximately $3.5 million. In connection with the private placement, the Registrant issued to Curvature Securities, LLC, the placement agent, and its designee, warrants to purchase up to an aggregate of 213,198 shares of common stock at an exercise price of $7.3875 per share. These securities were issued in reliance on Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder. The resale of the shares of common stock issuable upon exercise of these warrants is being registered pursuant to this registration statement.

Item 16. Exhibits and Financial Statement Schedules

The exhibits to this registration statement are listed in the Exhibit Index below.

Exhibit No.	Description
3.1	Amended and Restated Certificate of Incorporation (incorporated herein by reference to Exhibit 3.1 to our Current Report on Form 8-K filed with the Commission on February 9, 2015).
3.2

Certificate of Amendment to Amended and Restated Certificate of Incorporation of the Registrant filed with the Secretary of State of the State of Delaware on July 18, 2019 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on July 22, 2019).

3.3

Certificate of Amendment to Restated Certificate of Incorporation of the Registrant filed with the Secretary of State of the State of Delaware on October 14, 2022 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on October 14, 2022).

3.4

Certificate of Amendment to Amended and Restated Certificate of Incorporation of the Registrant filed with the Secretary of State of the State of Delaware on June 14, 2024 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on June 14, 2024).

3.5

Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Salarius Pharmaceuticals, Inc., effective August 15, 2025 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on August 15, 2025).

3.6

Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Salarius Pharmaceuticals, Inc., effective January 8, 2026 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on January 8, 2026).

3.7

Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Decoy Therapeutics Inc. effective March 6, 2026 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on March 5, 2026).

3.8	Amended and Restated Bylaws of the Registrant, effective July 19, 2019 (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on July 22, 2019).
3.9

Amendment to the Amended and Restated Bylaws of the Registrant, effective April 1, 2022 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on April 1, 2022).

3.10

Second Amended and Restated Bylaws of the Registrant, effective January 8, 2026 (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on January 8, 2026).

3.11

Form of Certificate of Designation of Series A Non-Voting Convertible Preferred Stock (incorporated by reference to Exhibit 2.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on September 18, 2025).

3.13

Form of Certificate of Designation of Series B Non-Voting Convertible Preferred Stock (incorporated by reference to Exhibit 2.3 to the Registrant’s Current Report on Form 8-K filed with the SEC on September 18, 2025).

4.1

Form of Common Stock Certificate of Registrant (incorporated by reference to Exhibit 4.1 to the Registrant’s registration statement on Form S-1 (File No. 333-201276), as amended, filed January 13, 2015).

4.2	Form of Pre-Funded Warrant (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on June 29, 2026).
4.3	Form of Series A Common Warrant (incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on June 29, 2026).
4.4	Form of Series B Common Warrant (incorporated by reference to Exhibit 4.3 to the Registrant’s Current Report on Form 8-K filed with the SEC on June 29, 2026).
4.5	Form of Series C Common Warrant (incorporated by reference to Exhibit 4.4 to the Registrant’s Current Report on Form 8-K filed with the SEC on June 29, 2026).
4.6	Form of Placement Agent Warrant (incorporated by reference to Exhibit 4.5 to the Registrant’s Current Report on Form 8-K filed with the SEC on June 29, 2026).
5.1*	Opinion of Honigman LLP.
10.1

Securities Purchase Agreement, dated December 12, 2024, by and between Salarius Pharmaceuticals, Inc. and C/M Capital Master Fund, LP. (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on December 13, 2024).

10.2

Registration Rights Agreement, dated December 12, 2024, by and between Salarius Pharmaceuticals, Inc. and C/M Capital Master Fund, LP (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on December 13, 2024).

10.3

Securities Purchase Agreement, dated June 26, 2026, by and between the Company and the Purchaser (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on June 29, 2026).

10.4

Registration Rights Agreement, dated June 26, 2026, by and between the Company and the Purchaser (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on June 29, 2026).

10.5	Form of Lock-Up Agreement (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed with the SEC on June 29, 2026).
10.6

Placement Agency Agreement, dated June 26, 2026, by and between the Company and Curvature Securities, LLC (incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K filed with the SEC on June 29, 2026).

23.1*	Consent of Ernst & Young LLP, independent registered public accounting firm
23.2*	Consent of Honigman LLP (included in Exhibit 5.1).
24.1*	Power of Attorney (included on the signature page hereto).
107*	Filing Fee Table.

* Filed herewith.

Item 17. Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 10th day of July, 2026.

DECOY THERAPEUTICS INC.

By:	/s/ Mark J. Rosenblum
Mark J. Rosenblum
Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Frederick E. Pierce and Mark J. Rosenblum, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and any registration statement relating to the same offering as this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Frederick E. Pierce	Chief Executive Officer and Director	July 10, 2026
Frederick E. Pierce	(Principal Executive Officer)

/s/ Mark J. Rosenblum	Chief Financial Officer	July 10, 2026
Mark J. Rosenblum	(Principal Financial Officer and Principal Accounting Officer)

/s/ William K. McVicar	Chairman of the Board of Directors	July 10, 2026
William K. McVicar

/s/ David J. Arthur	Director	July 10, 2026
David J. Arthur

/s/ Tess Burleson	Director	July 10, 2026
Tess Burleson

/s/ Arnold Hanish	Director	July 10, 2026
Arnold Hanish

/s/ Paul Lammers	Director	July 10, 2026
Paul Lammers

/s/ Jonathan Lieber	Director	July 10, 2026
Jonathan Lieber